                                                                    EXHIBIT 99.9

                           PORTION OF PHARMACIA CORPORATION'S PROXY STATEMENT ON
                                           SCHEDULE 14A FILED ON MARCH 25, 2002.

SECURITY OWNERSHIP OF MANAGEMENT

                                                       PHARMACIA                         MONSANTO(I)
                                    ------------------------------------------------   ----------------
                                      SHARES OF                                           SHARES OF
                                     COMMON STOCK     SHARES UNDERLYING                  COMMON STOCK
                                    OWNED DIRECTLY   OPTIONS EXERCISABLE                OWNED DIRECTLY
               NAME                 OR INDIRECTLY     WITHIN 60 DAYS(J)    TOTAL(1)    OR INDIRECTLY(2)
               ----                 --------------   -------------------   ---------   ----------------
Goran Ando(a)(b)..................        28,641            327,167          355,808             0
Frank C. Carlucci(c)..............        35,978             10,170           46,148        12,000
Carrie S. Cox(b)..................        64,816            441,182          505,998         2,500
M. Kathryn Eickhoff(c)............        12,934              3,570           16,504           500
Fred Hassan(b)(d).................       667,968          2,189,667        2,857,635        10,000
Michael Kantor....................         5,200             21,818           27,018         9,459
Gwendolyn S. King(c)..............         8,412             11,818           20,230         8,012
Philip Leder......................        13,523             26,326           39,849         9,900
Berthold Lindqvist................         4,481             10,170           14,651             0
Olof Lund.........................         4,927             10,170           15,097             0
C. Steven McMillan................         8,200                  0            8,200        16,959
Philip Needleman(e)(f)............       207,435            861,792        1,069,227         2,000
William U. Parfet(b)(c)(g)........     1,604,799             16,770        1,621,569        29,087
Jacobus F. M. Peters(h)...........         6,905             16,827           23,732        10,000
Ulla Reinius......................         4,481             10,170           14,651             0
Timothy G. Rothwell(b)............        19,489            400,045          419,534         2,000
William D. Ruckelshaus(c).........        23,490             18,119           41,609        10,000
Bengt Samuelsson..................         5,000              3,570            8,570             0
23 directors and executive
  officers as a
group(a)(b)(c)(d)(e)(f)(g)(h)(j)..     3,030,381          6,586,856        9,617,237       438,417

---------------

(a) Includes 6,980 shares representing deferred compensation payable in stock which are held in trust with respect to which Dr. Ando has sole voting power.

(b) Includes the following number of shares or share equivalents credited under the P&U Employee Savings Plan and Pharmacia Savings Plus Plan with respect to which the individual has sole voting power: Dr. Ando, 4,406; Ms. Cox, 2,147; Mr. Hassan, 5,243; Mr. Parfet, 8,735; and Mr. Rothwell, 2,432.

(c) Includes the following number of shares representing deferred directors' fees payable in stock which are held in trust with respect to which the individual has shared voting power: Mr. Carlucci, 34,815; Ms. Eickhoff, 5,643; Ms. King, 4,467; Mr. Parfet, 317; and Mr. Ruckelshaus, 7,204.

(d)  Includes 4,400 shares held by Mr. Hassan's wife.

(e) Includes 3,713 shares held under the Company's Savings and Investment Plan ("SIP") with respect to which Dr. Needleman has sole voting power.

(f) Includes 75,418 options granted to Dr. Needleman under former Monsanto's 1999 Premium Option Purchase Program having an exercise price of $75 per share. The shares of Pharmacia Common Stock underlying these options cannot be voted.

(g) Includes 864,401 shares held in trust over which Mr. Parfet shares voting and/or dispositive power.

(h) Mr. Peters purchased new Monsanto shares on the open market because he was not eligible to participate in new Monsanto's offer to Pharmacia directors to purchase up to 10,000 shares at the IPO price.

(i) Pharmacia owns 220,000,000 shares of new Monsanto, representing approximately 85.2% of the shares outstanding of new Monsanto and exercises sole voting and investment power over the shares of common stock of new Monsanto held by it. Messrs. Kantor, Parfet, McMillan and Ms. King are directors of new Monsanto. These individuals disclaim beneficial ownership of the shares of common stock beneficially owned by Pharmacia.

(j) The SEC deems a person to have beneficial ownership of all shares which that person has the right to acquire within 60 days, including through the exercise of stock options.

(1) The percentage of shares of outstanding Common Stock of the Company, including shares underlying options exercisable within 60 days, beneficially owned by all directors and executive officers as a group does not exceed 1%. The percentage of such shares beneficially owned by any director, nominee or executive officer does not exceed 1%.

(2) Includes the following shares underlying options which are exercisable within 60 days: Mr. Kantor, 5,000; Ms. King, 5,000; Mr. McMillan, 5,000; and Mr. Parfet, 5,000. The percentage of shares of outstanding new Monsanto Common Stock, beneficially owned by all directors and executive officers as a group, does not exceed 1%. The percentage of such shares beneficially owned by any director, nominee or executive officer does not exceed 1%.

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

FRED HASSAN

Principal Occupation: Chairman of the Board and Chief Executive Officer of Pharmacia
First Became Director of P&U in 1997
Age: 56

Chairman of the Board and Chief Executive Officer since February 21, 2001; President and Chief Executive Officer, Pharmacia since the Merger; President and Chief Executive Officer of P&U from May 1997 until the Merger; and Executive Vice President and a member of the Board of Directors of American Home Products Corporation, from 1995 to 1997. Director: Avon Products, Inc.; and CIGNA Corporation.

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